Exhibit 10.6

Power of Proxy Agreement

This Power of Proxy Agreement (this “Agreement”) is executed by and among the following parties as of [●] in Shanghai, China.

Party A: Zhizhen Artificial Intelligence Technology (Shanghai) Company Limited, a limited liability company, established and existing under the laws of PRC, with its address at JT1662, Room 1203, No. 337, Shahe Road, Jiangqiao Town, Jiading District, Shanghai;

Party B: The enterprises and natural persons listed in Annex I are all shareholders of Party C as of the date of this Agreement;

Party C: Shanghai Xiao-i Robot Technology Company Limited, a company limited by shares, established and existing under the laws of PRC, with its address at F7, No. 398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

Party B is the current shareholder of Party C and holds all the shares of Party C (hereinafter referred to as “Party C’s Shares”) as of the date of this Agreement;

Party A is a wholly foreign-owned enterprise registered in Shanghai, China.

The Parties to this agreement have executed an Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) on . In the event permitted by Chinese law and in compliance with the corresponding conditions, Party A makes a purchase option based on its independent judgment, Party B shall transfer all or part of the shares it holds in Party C to Party A and/or any other entity or individual designated by it according to its request;

The Parties to this agreement have executed a Share Interest Pledge Agreement (hereinafter referred to as the “Share Interest Pledge Agreement”) on . Accordingly, Party B pledges all of its share interests in Party C (namely, Party C’s share interests) to Party A to provide pledge guarantee for the contractual obligations and secured debts described in this contract;

Party A and Party C have executed an Exclusive Business Cooperation Agreement (hereinafter referred to as the “Exclusive Business Cooperation Agreement”) on , pursuant to which Party A provides Party C with relevant exclusive technical services, technical advice and other services. For the avoidance of doubt, the Exclusive Option Agreement, Business Cooperation Agreement, Share Interest Pledge Agreement, this Agreement and the Spousal Commitment Letter shall collectively be referred to as the Cooperation Series Agreement; and

In order to ensure the performance of the business cooperation agreement and the legitimate rights and interests of Party A, Party B intends to entrust the individuals or entities designated by Party A to exercise the entrustment rights (as defined below) in Party C, and Party A also intends to designate such individuals or entities to accept such delegation.

The Parties hereto, through good faith consultation and negotiation, agree as follows:

1.	Entrustment rights.

1.1	Party B irrevocably undertakes that it will sign the Power of Proxy (hereinafter referred to as the “Power of Proxy”) in the form and content of Annex II hereto after the execution of this Agreement, respectively to authorize Party A or according to Party A’s instructions to authorize the directors appointed by Party A and the liquidators or other successors (hereinafter referred to as “Trustee(s)”) who perform the duties of such directors to act as shareholders of Party C, and exercise all shareholder rights in accordance with Party C’s then-effective articles of association and applicable laws and regulations. Such shareholder rights (hereinafter referred to as “Entrustment Rights”) including but not limited to:

1.1.1	A’s the agent of Party B, propose, convene and attend Party C’s shareholders general meeting in accordance with Party C’s articles of association;

1.1.2	Exercising all shareholder rights and shareholder voting rights, including but not limited to dividend rights, sale or transfer or pledge or dispose of part or all of Party C’s share interests, enjoyed by Party B in accordance with Chinese laws (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any central or local legislative, administrative or judicial authority before or after the signing of this Agreement, hereinafter referred to as “Chinese Laws”) and Party C’s Articles of Association (including any other shareholder voting rights stipulated after the Articles of Association are amended);

1.1.3	Acting as the legal representative, or serving as the chairman, executive director or manager of Party C and/or designating, appointing or replacing the legal representative (chairman), directors, supervisors, chief executive officer (or manager) and other senior management of Party C on behalf of Party B in accordance with the specific provisions on the method of generating the legal representative set forth in the Articles of Association of Party C;

1.1.4	Sign papers (including minutes of general meeting of shareholders) and file documents in the relevant company registry;

1.1.5	Represent Party C’s registered shareholders in exercising voting rights on Party C’s bankruptcy, liquidation, dissolution or termination;

1.1.6	The right to distribute the remaining assets after Party C’s bankruptcy, liquidation, dissolution or termination; and

1.1.7	Decide on submitting and registering documents related to Party C to government departments;

1.2	Without limiting the generality of the rights granted under this Agreement, Party A shall have the rights and authorizations hereunder. Under the premise of Party B’s knowledge, sign the transfer contract agreed and defined in the Exclusive Option Agreement on behalf of Party B (When Party B is required to be a Party to the contract), and perform the terms of the Share Interest Pledge Agreement and the Exclusive Option Agreement executed as of the date hereof to which Party B is a Party.

1.3	Party B hereby undertakes and warrants that Party B’s authorization under Article 1.1 will not cause any actual or potential conflict of interest between Party B and Party A and/or the trustee(s).

1.4	Party B hereby undertakes that in the event of Party C’s bankruptcy, liquidation, dissolution or termination, all assets acquired by Party B after Party C’s bankruptcy, liquidation, dissolution or termination, including Party C’s shares, will be transferred to Party A free of charge or at the lowest price permitted by the then-effective Chinese laws, or all assets of Party C, including shares, shall be disposed of by the liquidator at that time in order to protect the interests of Party A’s direct or indirect shareholders and/or creditors.

1.5	The trustee(s) and/or Party A exercise the entrusted rights as if Party B personally exercised the shareholder rights. The premise of the authorization and delegation of the entrustment rights is that the trustee(s) is a member of the board of directors of Party A or a Chinese citizen designated by the board of directors, and Party B agrees to the above authorization and delegation. When Party A sends a written notice to Party B to revoke the trustee(s), Party B shall immediately designate other entities or Chinese citizens designated by Party A to exercise the above entrusted rights, and sign a power of proxy in the form and content of Annex II hereto. Once the new power of proxy is made, it will replace the original one. At the same time, Party B shall also announce or explain that the original power of proxy has been abolished by issuing a notice to relevant persons or by other publicity forms; Apart from this, Party B shall not revoke the entrustment and authorization made to the trustee(s) and/or Party A.

1.6	Party B shall confirm and recognize any legal consequences arising from the exercise of the above entrusted rights by the trustee(s) and/or Party A, and shall bear the corresponding legal responsibility.

1.7	All actions and/or entrustment rights exercised by the trustee(s) and/or Party A in relation to the shares of Party C shall be deemed as Party B’s own actions, and all documents signed shall be deemed to be signed by Party B. The trustee(s) and/or Party A can act according to their own will when making the above acts, without seeking the consent of Party B in advance. While the trustee(s) and/or Party A shall promptly notify Party B after Party C’s resolution or proposal to hold Party C’s extraordinary general meeting is made. Party B hereby acknowledges and approves such acts and/or documents of the trustee(s) and/or Party A.

1.8	During the validity period of this Agreement, Party B hereby waives all rights in relation to Party C’s shares that have been authorized to Party A and/or the trustee(s) in this agreement, and will no longer exercise such rights by itself, nor will it authorize rights under this power of proxy or other similar rights to any third parties other than the trustee(s).

1.9	This Agreement shall continue to be valid and irrevocable for Party B’s heirs, successors, agents and property custodians, and Party B shall urge its heirs, successors, agents or property custodians to undertake to be bound by this Agreement; Party B will not, and ensure that its successor (if applicable) will not initiate any lawsuit, apply for arbitration or other legal proceedings against this Agreement and the Cooperation Series Agreement, and will not terminate any Cooperation Series Agreement.

1.10	Party B ensures that, in the event that Party B or Party C violates the stipulations of any cooperation series agreement, and Party A requires Party B and/or C to transfer the shares and/or assets involved under the Exclusive Option Agreement to it, then Party B and/or Party C shall immediately sign a share transfer agreement and/or an asset transfer agreement with Party A or a third party designated by Party A, and transfer to Party A or a third party designated by Party A the shares and/or assets involved under the Exclusive Option Agreement.

2.	The Right to Know.

2.1	For the purpose of exercising the entrustment rights under this Agreement, Party A and/or the trustee(s) shall have the right to know Party C’s company operations, business, customers, finance, employees and other relevant information, and shall have the access to Party C’s relevant documents, Party C shall fully cooperate.

3.	Exercise of Entrustment Rights.

3.1	Party B will provide sufficient assistance to the trustee(s) and/or Party A in exercising the entrusted rights, including when necessary (for example, to meet the requirements of government departments for approval, registration, and filing or of laws and regulations, normative documents, articles of association or instructions or orders of other government departments) sign relevant legal documents in a timely manner, including but not limited to the resolutions of the general meeting of shareholders of Party C that have been made by the trustee(s) and/or Party A, or the power of proxy specifying the specific scope of authorization (if required by relevant laws and regulations, articles of association or other normative document).

3.2	Party B irrevocably agrees that when Party A makes a written request related to the exercise of the entrusted rights, Party B shall take action within three (3) days after receiving the written request in accordance with the provisions of the written request to satisfy Party A’s requirements for exercising the entrusted rights.

3.3	If at any time during the term of this agreement, the grant or exercise of the entrusted rights under this agreement cannot be realized for any reason (except for the breach of Party B or Party C), each Party should immediately seek the closest alternative to the unrealizable provisions, and sign a supplementary agreement to modify or adjust the terms of this agreement to ensure that the purpose of this agreement can continue to be achieved (if necessary).

4.	Disclaimer and Indemnity.

4.1	Each Party confirms that, under any circumstances, Party A shall not be required to assume any responsibility or make any economic or other compensation to other Parties or any third party in respect of its and/or its designated trustee(s) exercising the entrusted rights under this Agreement.

4.2	Party B and Party C agree to compensate Party A for all losses or possible losses incurred by Party A as a result of its and/or its designated trustee(s) exercising the entrusted rights, and hold them harmless, including but not limited to any losses caused by any third party’s lawsuit, recovery, arbitration, claim or administrative investigation or punishment by government agencies. However, as far as any Party of Party B is concerned, it shall only compensate for the losses suffered by Party A and/or the trustee(s) in exercising its entrusted rights with respect to that Party, and shall not be jointly liable for the compensation liability of other Party B, and if the loss is caused by the intentional or gross negligence of Party A and/or the trustee(s), such loss shall not be included in the compensation.

5.	Representations and Warranties

5.1	Party B hereby represents and warrants as follows:

5.1.1	Party B has full and independent legal status and legal capacity, and has obtained the appropriate authorization to sign, deliver and perform this agreement, and can be an independent subject of litigation.

5.1.2	It has the full right and authority to enter into and deliver this Agreement and all other documents to be executed in connection with the transactions set force in this Agreement, and it has the full right and authority to complete the transactions set force in this Agreement. This Agreement is legally and properly executed and delivered by it. This Agreement constitutes its legal and binding obligations and is enforceable against it in accordance with the terms of this Agreement.

5.1.3	It is a legal shareholder who has been recorded in the register of shareholders and/or completed by the industrial and commercial registration by Party C when this Agreement takes effect. There are no third-party rights in the entrusted rights except for the rights set forth in this Agreement, the Share Interest Pledge Agreement and the Exclusive Option Agreement. Pursuant to this Agreement, Party A and/or the trustee(s) may fully exercise the entrusted rights in accordance with Party C’s then-effective articles of association.

5.1.4	The signing, delivery and performance of this agreement and the completion of the transactions hereunder will not violate the provisions of Chinese laws, and do not violate any agreement, contract or other arrangement with any third party that are binding on it.

5.2	Party A and Party C hereby respectively represent and warrant as follows:

5.2.1	Party A is a limited liability company duly registered and legally existing in accordance with the laws of its place of registration, and Party C is a joint stock limited company duly registered and duly existing in accordance with the laws of its place of registration, both of which have independent legal personality; and have full and independent legal status and legal capacity to sign, deliver and perform this agreement and can be an independent subject of litigation.

5.2.2	It has the full right and authority within the company to enter into and deliver this Agreement and all other documents to be executed in connection with the transactions set force in this Agreement, and it has the full right and authority to complete the transactions set force in this Agreement.

5.3	Party C further represents and warrants as follows:

5.3.1	Party B is a legal shareholder who has been recorded in the register of shareholders and/or completed by the industrial and commercial registration by Party C when this Agreement takes effect. There are no third-party rights in the entrusted rights except for the rights set forth in this Agreement, the Share Interest Pledge Agreement and the Exclusive Option Agreement. Pursuant to this Agreement, Party A and/or the trustee(s) may fully exercise the entrusted rights in accordance with Party C’s then-effective articles of association.

5.3.2	The signing, delivery and performance of this agreement and the completion of the transactions hereunder will not violate the provisions of Chinese laws, or any of the Parties’ articles of association, rules and regulations or other organizational documents, and do not violate any agreement, contract or other arrangement with any third party that are binding on it.

6.	Transfer. Party A shall have the right to sub-license or transfer this Agreement and/or its rights related to this Agreement to any other person or entity at its sole discretion without prior notice to Party B or Party C, or the consent of Party B or Party C.

7.	Term of Agreement.

7.1	On the premise that Party B or Party B’s successor or the assignee of Party C’s shares at that time is Party C’s shareholder, this agreement irrevocably continues to be valid from the date of signing and completing the industrial and commercial registration of the pledge of share rights, unless Party A makes the contrary written instructions, or terminates this Agreement in advance in accordance with Article 7.2 or the provisions of Article 8 of this Agreement. Once Party A notifies Party B in writing to terminate this agreement in whole or in part or to change the trustee(s), Party B shall immediately withdraw the entrustment and authorization made to Party A and the trustee(s), and under the written instructions of Party A, Party B shall immediately sign a Power of proxy in the same format as the Power of Proxy in Annex II of this Agreement to make the same authorization and entrustment as the content of this agreement to other persons or subjects nominated by Party A.

7.2	Once Chinese law allows Party A to directly hold the shares of Party C, this agreement will automatically terminate on the date when Party A is officially registered as the sole shareholder of Party C.

8.	Breach of Contract.

8.1	The Parties agree and confirm that if either Party (hereinafter referred to as the “Defaulting Party”) breaches any agreement made under this agreement, or fails to perform or delays performance of any obligation under this agreement, shall constitute a breach of contract (hereinafter referred to as “Default”) hereunder, and any of the other non-defaulting parties (hereinafter referred to as “Observant Party”) shall have the right to require the Defaulting Party to make corrections or take remedial measures within a reasonable period of time. If the Defaulting Party fails to make corrections or take remedial measures within a reasonable period of time or within ten (10) days after the other Parties notifies the Defaulting Party in writing and makes a request for correction, then

8.1.1	If Party B or Party C is the Defaulting Party, the Observant Party has the right to unilaterally terminate this agreement immediately and require the Defaulting Party to pay damages.

8.1.2	If Party A is the Defaulting Party, the Observant Party shall waive Party A’s liability for damages, and unless otherwise provided by law, it has no right to terminate or rescind this Agreement under any circumstances.

For the avoidance of doubt, any obligations or representations or warranties undertaken by all Parties under this Agreement are separate and not joint.

8.2	Notwithstanding other provisions of this Agreement, the effect of this Section 8 shall not be affected by the termination of this Agreement.

9.	Confidentiality. The Parties acknowledge that any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and shall not disclose any such information to any third party without the written consent of the other Parties, except in the following circumstances; (a) is in the public domain (other than through the receiving Partys unauthorized disclosure); (b) Information required to be disclosed by applicable law or the rules or regulations of any stock exchange; or (c) information that is required to be disclosed by either Party to its legal or financial advisor in connection with a transaction under this Agreement, and such legal advisor or financial advisor is also subject to confidentiality obligations similar to those in this section. Disclosure of any confidential information by the staff members or agencies employed by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this agreement. This section shall survive the termination of this agreement for any reason.

10.	Governing Law and Resolution of Disputes.

10.1	The execution, effectiveness, construction, performance, amendment and termination of this agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

10.2	In the event of any dispute arising from the construction and performance of this agreement, the Parties shall first resolve the dispute through good-faith negotiation. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Shanghai and the language used in the arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties. The arbitral tribunal may award compensation for the losses caused by other Parties to Party A due to the breach of contract by other Parties to this Agreement in respect of Party C’s share rights, assets or property rights, award injunctive relief for related business or compulsory asset transfer, or order Party C to go bankrupt. If necessary, before making a final ruling on the disputes between the Parties, the arbitration institution has the right to first order the Defaulting Party to immediately stop the breach of contract or rule that the breaching Party shall not conduct any conduct that may further expand the losses suffered by Party A. Hong Kong, the Cayman Islands or other courts with jurisdiction (including the court where Party C is domiciled, or the court where Party C or Party A’s principal assets are located shall be deemed to have jurisdiction) are also entitled to grant or enforce the arbitral tribunal’s award and has the right to adjudicate or enforce interim relief for Party C’s share rights or property rights, and has the right to make a ruling or judgment to grant interim relief to the Party initiating the arbitration before the formation of the arbitral tribunal, such as ruling or ordering the Defaulting Party to immediately stop the breach of contract or It is ruled that the breaching Party shall not conduct any conduct that may further expand the losses suffered by Party A.

10.3	In the event of any dispute arising from the construction and performance of this Agreement or any dispute being subject to arbitration, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement except for the matters in dispute.

10.4	After the execution of this Agreement, if at any time, due to the promulgation or change of any Chinese laws, regulations or rules, or due to changes in the construction or application of such laws, regulations or rules; the following provisions shall apply: To the extent permitted by Chinese law (a) if changes in law or newly promulgated provisions are more favorable to either Party than the relevant laws, regulations, decrees or regulations in effect on the date of this Agreement (and the other Party is not seriously disadvantaged), the Parties shall promptly apply for the benefits of such changes or new regulations and use their best efforts to obtain approval of such applications; or (b) if either Party’s economic interests under this Agreement are directly or indirectly materially adversely affected as a result of the above-mentioned changes in law or newly promulgated provisions, this Agreement shall continue to operate in accordance with the original terms. Each Party shall use all lawful means to obtain a waiver from compliance with such changes or regulations. If the adverse impact on the economic interests of either Party cannot be resolved in accordance with the provisions of this Agreement, after the affected Party notifies the other Parties, the Parties shall promptly negotiate and make all necessary modifications to this Agreement to maintain the affected Party’s economic interests under this agreement.

11.	Notices.

11.1	All notices and other communications required or permitted to be given pursuant to this agreement shall be delivered personally or by registered postage prepaid, by a commercial courier service or by fax transmission to the address of such Party set force in Annex III. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1	Notices given by personal delivery, by courier service or by registered postage prepaid, shall be deemed to have been effectively given at the address designated for the notice on the date of dispatch or refusal.

11.1.2	Notices given by fax transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	Any Party may at any time change its address, fax and/or email address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

12.	Amendment, Change, Supplement and Copies.

12.1	Any amendments, changes and supplements to this Agreement shall be made in writing and subject to the prior written consent of Party A; the amendment agreement and supplementary agreement related to this agreement signed by all Parties shall be an integral part of this agreement, and come into effect upon completion of government registration process (if applicable), and shall have the same legal effect as this agreement.

12.2	This Agreement is in six (6) copies with equal legal effect. Party A, Party B and Party C each hold one (1) copy and another five (5) copies shall be kept by Party A.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Annex II: Power of Proxy

Date:

Shareholder (Shareholder) registered to hold shareequity interest in Shanghai Xiao-i Robot Technology Co., Ltd. (Company). The shareholder hereby irrevocably authorize designated by Zhizhen Artificial Intelligence Technology (Shanghai) Co., Ltd. (Authorized Person) to act on behalf of the authorized person to exercise the entrustment rights described and defined in the Power of Proxy Agreement (the Agreement) executed by the shareholder, the company and the authorized person on           .

This Power of Proxy irrevocably comes into force upon the date hereof.

Shareholders’ signature:

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Annex III Contact Information

For notification purposes, the addresses of the Parties are as follows:

Party A: Zhizhen Artificial Intelligence Technology (Shanghai) Company Limited

Address: JT1662, Room 1203, No. 337, Shahe Road, Jiangqiao Town, Jiading District, Shanghai

paul.gaoxiaoi.com

Email: paul.gaoxiaoi.com

Party B: Please see the contact information for each shareholder listed in the table in Annex I

Party C: Shanghai Xiao-i Robot Technology Company Limited

Address: F7, No. 398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

paul.gaoxiaoi.com

Email: paul.gaoxiaoi.com